Exhibit 99.1
On October 21, 2021, The Interpublic Group of Companies, Inc. held a conference call to discuss its third and first-nine-months 2021 results.

CALL PARTICIPANTS

IPG PARTICIPANTS
Philippe Krakowsky
Chief Executive Officer
Ellen Johnson
Executive Vice President, Chief Financial Officer
Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS
Alexia S. Quadrani
J.P. Morgan
John Janedis
Wolfe Research
Michael Nathanson
MoffettNathanson
Julien Roch
Barclays

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS
Operator:
Good morning, and welcome to the Interpublic Group third-quarter 2021 conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:
Good morning. Thank you for joining us. We hope you are all well.

This morning we are joined by our CEO, Philippe Krakowsky, and by Ellen Johnson, our CFO.

We have posted our earnings release and our slide presentation on our website, www.interpublic.com. We will begin our call with prepared remarks, to be followed by Q&A, and plan to conclude before market open at 9:30 Eastern.

During this call, we will refer to forward-looking statements about our Company. These are subject to the uncertainties in the cautionary statement that is included in our earnings release and the slide presentation, and further detailed in our 10-Q and other filings with the SEC.

We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

At this point, it is my pleasure to turn things over to Philippe Krakowsky.

Philippe Krakowsky, Chief Executive Officer:
Thank you, Jerry, and thank you all for joining us this morning. I hope everyone is keeping well.

As usual, I’ll start with a high-level view of our performance in the quarter. Ellen will then provide additional details. I’ll conclude with updates on key developments at our agencies, and then we’ll follow that with Q&A.

We’re pleased to share our very strong third-quarter performance.

But before turning to the numbers, I would like to begin by recognizing and thanking our people, across all of Interpublic, who have continued to show a high level of dedication and support — to our clients and to one another. They are the principal reason we can report such strong results again this quarter.

Our people are delivering the insight and execution required for the complex integration of creativity, technology and data, at scale, that marketers across industry sectors need in order to accelerate their business transformation journeys. This kind of work is helping to set a standard for our industry and to further build on IPG’s record of industry outperformance and margin expansion.

As we have moved through September and now into October, it’s also been rewarding to begin welcoming our people back to office settings and to see many of our teams together again, in the places where creativity, collaboration and culture are ultimately rooted and regularly renewed.

Turning to our results in the quarter, our net organic revenue growth in the third quarter was 15.0%. That’s against the third quarter of 2020, when, as you will recall, our organic change was negative 3.7% due to the impact of the pandemic. It’s also important to note that our two-year organic increase was 10.7% relative to the third quarter of 2019, which is a strong result.

Compared to 2020, our growth in the quarter was again broad-based by region of the world, discipline as well as client sector. Organic growth was 14.7% in the U.S., and it ranged between 11 and 20 percent in our international regions.

Both of our operating segments also grew at double-digit rates. Our IAN segment increased 14.4% organically, with all major agencies contributing high-single to double-digit percentage increases. We were led by media, data & technology, R/GA and Huge, as well as by MullenLowe, McCann and FCB, highlighted by notable contributions from their healthcare and advertising disciplines. At our DXTRA segment, organic growth was 18.6%, reflecting double-digit increases across each of our DXTRA agencies and furthering the rebound from the sharp impact of the pandemic last year on our sports & entertainment as well as experiential businesses.

Looking at client sectors, the picture is also one of balanced growth, with nearly every one of our eight major client sectors increasing at a double-digit percentage rate, led by the auto sector, our “other” sector, with government and industrials, and the tech & telecom, retail and healthcare sectors.

Turning to profitability and expenses, our results again demonstrate outstanding focus and execution by our operating teams, even as we continued to invest to support areas of accelerating growth and to enhance our offerings.

Third-quarter net income was $239.9 million as reported. Our adjusted EBITA was $369.5 million, and our margin of adjusted EBITA before restructuring was 16.3%, compared with 16.2% a year ago, and 14.7% in the third quarter of 2019.

There are several factors worth noting within those comparisons:

•We had solid operating leverage on our expense for base payroll, as we continue to see the structural benefits of the strategic cost actions taken last year. Those are reflected in our base payroll as well as our occupancy expense. To date, our very-strong topline growth is also outpacing the associated hiring, and therefore our expense for temporary labor increased from a year ago.
•Our travel & related expenses continued to track at low levels, though still were somewhat higher than last year. As we look ahead, T&E expense will pick up over the remainder of the year.
•Our expense accrual for employee performance-based incentive compensation, however, increased as a percentage of net revenue, which is a direct result of our strong operating performance.

Third-quarter diluted earnings per share was $0.60 as reported, and was $0.63 as adjusted for the after-tax expense of the amortization of acquired intangibles and other items.

In sum, our quarter, as well as our year to-date, speak to strong financial performance across the key metrics of growth, EBITA and earnings per share.

Our growth reflects the cyclical economic recovery as well as the important structural currents that favor the kinds of higher-order expertise with which we are well resourced. The work we are doing solves for the increasingly complex world faced by our clients in a marketing and media environment that’s defined by a very rapid rate of change. This is a validation of our long-term strategic focus on building offerings that help clients integrate brand experience across all consumer touchpoints, improve their capacity to apply data in the way their business goes to market and capitalize on the benefits of technology and digital channels. Going back a number of years, we have anticipated the transformational opportunities of this type of environment.

Other important drivers of our continued success are our ability to deliver fully integrated solutions through our Open Architecture model and our emphasis on strong agency brands and best industry talent, so as to deliver breakthrough creative ideas and content. We have also fostered a culture that respects the individual, is transparent with respect to clients and is accountable when it comes to data privacy and media responsibility.

Turning to our outlook, with our seasonally important fourth quarter still ahead, we are pleased to increase our financial performance objectives. We now expect that we can deliver organic growth for the year of approximately 11%, which is ahead of the 9 to 10% range we had previously indicated. With growth at that higher level, and given our strong results through the nine months, we would therefore expect to achieve adjusted EBITA margin of approximately 16.8%, which is an increase of 80 basis points over the level that we had previous shared with you.

Our outlook is based on expectations of a reasonably steady course of public health and global economic recovery.

We begin the fourth quarter well-positioned and with strong operating momentum, and the tone of the business remains solid as we head into the year-end and holiday season. As such, we see 2021 as another year of strong value creation for all of our stakeholders.

And on that note, I’ll now hand over the call to Ellen for a more in-depth view on our results.

Ellen Johnson, Executive Vice President, Chief Financial Officer:
Thank you. I hope that everyone is safe and healthy. I would like to join Philippe and thank our people for their terrific accomplishments.

As a reminder, my remarks will track to the presentation slides that accompany our webcast.

Beginning on slide 2 of the presentation, third-quarter net revenue increased 15.7% from a year ago, with organic growth of 15.0%.
•Adjusted EBITA, before a small restructuring adjustment, was $369.5 million and margin was 16.3%.
•Diluted earnings per share was $0.60 as reported and $0.63 as adjusted for the after-tax impact of the amortization of acquired intangibles, a small restructuring adjustment and a net gain from the disposition of nonstrategic businesses.
•On October 1st, following the conclusion of the third quarter, we repaid our $500 million 3.75% senior notes from cash on hand, further deleveraging our balance sheet.

Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow.

Turning to the third-quarter revenue on slide 4, our net revenue in the quarter was $2.26 billion, an increase of $307.1 million from a year ago:
•Compared to Q3 2020, the impact of the change in exchange rates was positive 1.1%, with the U.S. dollar weaker than a year ago in all world regions, with the exception of LatAm.
•Net divestitures were negative 40 basis points.
•Our net organic revenue increase was 15.0%, which brings us to 12.0% organic growth for the nine months.

At the bottom of this slide, we break out segment revenue in the quarter:
•Our IAN segment grew 14.4% organically. We had notably strong growth across our offerings in media; data & tech; R/GA; Huge; McCann Worldgroup; FCB, driven by health; and the MullenLowe Group.
•At IPG DXTRA, organic growth was 18.6%, which reflects double-digit growth across public relations, experiential, sports & entertainment and branding disciplines.

Moving on to slide 5, which is a look at our organic revenue change by region:
•In the U.S., which was 65% of our net revenue in the quarter, organic growth was 14.7%. The organic revenue decrease a year ago was negative 2.4%. Year-on-year performance was notably strong across both our IAN and DXTRA segments, and at almost all of our agencies, led by media, data & tech, FCB, MullenLowe, McCann, Weber and Jack Morton.
•International markets were 35% of our net revenue in the quarter and increased 15.4% organically. You’ll recall that the same markets decreased 6.0% a year ago.
◦The U.K. increased 13.3% organically, led by our offerings in media, data & tech, DXTRA, McCann and R/GA.
◦Continental Europe grew 11.8%. Among our largest national markets, we had notably strong growth in Germany, Spain, Italy and France. There were a number of operating highlights in the region, led by media, data & tech, DXTRA and R/GA.
◦AsiaPac increased 17.4% organically, led by growth across most national markets, notably Australia, Singapore, India, the Philippines, China and Japan.
◦Our organic growth in LatAm was 20.3%, with exceptional results in Brazil, Argentina, Colombia and Chile.
◦Our “Other Markets” group, which consists of Canada, the Middle East and Africa, grew 17.1% organically, led by notably strong performance in Canada.

Moving on to slide 6 and operating expenses in the quarter:
•Our fully adjusted EBITA margin was 16.3%, compared with 16.2% a year ago and 14.7% in the third quarter of 2019.
•We continued to see efficiencies in a number of different expense categories, as we had in this year’s first half, and these were both structural and variable.
◦In the structural category, we are seeing the benefit of the strategic restructuring actions which we initiated in the second quarter last year and continued to execute over the back half of 2020.
◦As we have called out previously, we’ve also had a sharp decrease in certain variable operating expenses from pre-COVID levels. I would call out specifically travel & related expenses, which, while increased from the third quarter a year ago, were still well below their level in 2019.
•As you can see on this slide, our ratio of total salaries & related expense as a percentage of net revenue was 66.8%, compared with 65.0% in last year’s third quarter.
◦The increase was due to higher expenses in two categories: our accrual for performance-based incentive compensation was 5.8% of net revenue, and our expenses for temporary labor, which was 5.0% of net revenue in the quarter.
◦We had strong leverage on our expense for base payroll, benefits & tax, which was 53.9% of third quarter net revenue, which reflects the benefit of our restructuring actions and the fact that the pace of hiring lags our strong revenue growth, which has been the case in past economic expansions.

◦At quarter end, total worldwide headcount was approximately 54,600, an 8% increase from a year ago. We have added, net, 4,500 people year-to-date, to support our growth.
•Also on this slide, our office & other direct expense decreased as a percent of net revenue by 250 basis points to 13.3%.
◦That reflects lower occupancy expense, mainly due to the restructuring of our real estate. The ratio was 5% of net revenue.
◦We also reduced “all other” office & other direct expense by 120 basis points compared to last year, which reflects lower expense for bad debt and leverage as a result of our growth.
•Our SG&A expense was 1.4% of net revenue, with the increase from a year ago due to higher unallocated performance-based incentive expense and increased employee insurance, which was at a very low level last year.

On slide 7 we present detail on adjustments to our reported third-quarter results in order to provide greater clarity and a picture of comparable performance. This begins on the left-hand side of the page with our reported results and steps through to adjusted EBITA and our adjusted diluted EPS.
•Our expense for the amortization of acquired intangibles, in the second column, was $21.5 million.
•The restructuring refinement in the quarter was a benefit of $3.5 million. To be clear, this is an adjustment to estimates of the 2020 restructuring program.
•Below operating expenses, in column 4, we had a gain due to the disposition of certain nonstrategic businesses, which was $1.7 million in the quarter.
•At the foot of this slide, you can see the after-tax impact per diluted share of these adjustments was $0.03 per share, which bridges our diluted EPS as reported at $0.60 to adjusted earnings of $0.63 per diluted share.

The appendix to our presentation includes a similar bridge for diluted EPS for the nine-month period.

On slide 8 we turn to cash flow in the quarter:
•Cash from operations was $390.2 million, compared with $689.3 million a year ago. We generated $79.6 million from working capital, compared to $376.8 million last year, which was an unusually strong seasonal result.
•Investing activities used $72.0 million in the quarter, mainly for cap-ex of $61.3 million.
•Financing activities used $153.3 million, mainly for our dividend.
•Our net increase in cash for the quarter was $152.5 million.

Slide 9 is the current portion of our balance sheet. We ended the quarter with $2.5 billion of cash and equivalents. Under current liabilities, the current portion of long-term debt refers to our $500 million 3.75% senior notes, which have matured since the balance sheet date and were repaid from cash on hand.

Slide 10 depicts the maturities of our outstanding debt. Again, this includes the October 1st maturity. Our next maturity is $250 million due April 2024 and, following that, there is nothing until 2028.

In summary, on slide 11, our teams continue to execute at a high level in an unprecedented environment. I would like to reiterate our pride in and gratitude for the efforts of our people. The strength of our balance sheet and liquidity mean that we remain well-positioned both financially and commercially.

And with that, I’ll turn it back to Philippe.

Mr. Krakowsky:
Thank you, Ellen.

The combination of our exceptionally talented people and a balanced portfolio of offerings and capabilities continues to set a standard for growth in our industry. The strategic steps we have taken over the long term have positioned IPG as a high-value business partner to our clients. We’re able to combine the power of creativity and narrative storytelling with the benefits of data and technology in order to deliver growth for marketers across a broad range of sectors.

These strategic steps are evident in our strong results and position us well going forward. By helping clients to better understand audiences, and to engage with them with greater precision and accountability, we can help companies succeed in the digital economy. Today, marketers are responsible for increasing business innovation, building new content platforms and e-commerce platforms, as well as adopting emerging tech and leveraging data, all while complying with an evolving data privacy landscape. Our clients are also at the forefront of addressing societal issues and corporate purpose on behalf of their companies and brands.

As a partner, we are helping them solve for all of these challenges with our ability to deliver complex integrations focused on business results and outcomes. Our ability to help marketers proactively address these issues is further assisted by our intentional focus on ESG priorities as core business imperatives.

That’s why we have been focused on working on ESG for many years at IPG. We continue to build on a strong industry record in DEI initiatives, which are integral to nurturing the highest quality and most representative perspectives, insights and creative voices across our Company. More recently, we have launched our first formal human rights policy, and our work with clients around social issues includes campaigns focused on LGBTQ+ rights, mental health awareness, ways in which we can remove implicit bias from core data sets and also use data to increase the health of our planet, as well as sustainable consumption models.

With respect to climate, we are now measuring our total greenhouse gas emissions around the world. We are committed to setting a science-based target and to reaching net-zero carbon across our business by 2040. We’ve also agreed to source 100% renewable electricity by 2030 for our entire portfolio.

Now, turning to the highlights of performance from across that portfolio during the quarter, a key sector that continues to show strength for us is healthcare. As you know, IPG has significant operations in healthcare marketing, totaling approximately a quarter of our total revenue. This includes specialized global healthcare networks, as well as significant healthcare activity and client relationships at our media and public relations operations and within some of our U.S. independents.

As health and wellness continue to be a top concern for people, companies and governments around the world, we’ve seen an increased need for sound healthcare information to be delivered at speed, in ways that are highly personal, culturally relevant as well as respectful of privacy regulations.

Within the healthcare sector, as well as across other client sectors, our ability to deliver Open Architecture solutions will continue to drive success for our Company. We have deep experience providing customized, integrated client-service models to many of our largest client partners, and we continue to perform well in winning new business on this sort of work, especially in pitches that leverage the IPG data stack as a key part of the strategy.

This past quarter, for example, Morgan Stanley and E*TRADE named Mediahub as media agency of record following a highly competitive review. Data strategy was a key component of the brief. For this reason, our customer intelligence company Acxiom was placed front-and-center in our winning proposal. The Mediahub team is leading media strategy, planning and activation in the U.S., leveraging Acxiom’s consumer data and expertise to fuel tightly targeted and effective communications solutions.

At Mediabrands, we continue to see a high degree of engagement with many of the world’s most sophisticated marketers across our two largest brands, UM and Initiative. During the quarter, Initiative U.S. won Adweek’s prestigious Media Agency of the Year honor for 2021. Last year at this time, within Mediabrands we launched Reprise Commerce, the global specialty e-commerce offering. And since then, e-commerce revenue within that unit has increased significantly as we have helped our clients build out holistic approaches to e-commerce, including e-retail, supply chain & warehousing, marketplaces and direct-to-consumer programs. There has never been a more important time to connect the e-commerce opportunity with the full power of clients’ media and marketing investments. In addition, we can create and deploy consistent, cross-channel experiences that dynamically adapt to consumer needs and goals in real time thanks to our outstanding creative and content capabilities.

This expertise was a key part of the news last week that the owner of Werther’s Original candies, Storck USA, had selected UM as its media agency of record. UM takes on all strategy, planning, buying and analytics duties, including the implementation of Storck’s shopper-commerce activity.

Our data and technology offerings continue to be key drivers of performance for us as well, featuring in all major Open Architecture and new business activity of significant scale. This month marks the third anniversary of Acxiom becoming a part of IPG. During the third quarter, Acxiom continued to post strong performance and win in the marketplace, bringing in major new clients from the media, retail and financial services sectors. Most recently, a top-10 financial services company engaged Acxiom to build their unified enterprise data layer, which again shows the strength and depth of Acxiom’s technology expertise.

During Q3, Kinesso launched what we’re calling the Kinesso Intelligent Identity product. We also call that “Kii.” This is a new identity solution that works across the open web as well as the walled gardens and is already live with clients across a broad range of verticals. Along with IPG Mediabrands, The Trade Desk is among the first media partners using Kii. And the launch comes at a particularly important moment, as brands and agencies work to create and bolster privacy-first identity solutions that can ensure addressability as third-party cookies and mobile ad IDs begin to be phased out. Kii can match a brand’s first-party CRM data and map it to Kii identifiers, significantly increasing match rates and reducing the need for third-party onboarders.

When it comes to the strength of our brands in the creative advertising space, McCann, FCB and MullenLowe continued to distinguish themselves this quarter. McCann Worldgroup was named Global Network of the Year at the 2021 Gerety Awards, which recognizes the best creative communications from the female perspective. Also notable, McCann Worldgroup named a new President and Global Chief Creative Officer, who joins us from Nike, where he served in senior brand marketing and creative leadership roles for more than 20 years, most recently leading Nike’s men’s brands globally. During his tenure at Nike, he was responsible for many of the world’s best-known and most iconic campaigns, across a range of marketing disciplines and channels.

At FCB, the agency’s Chicago office was ranked as the top creative agency in North America in the LIONS Creativity Report. In that same report, FCB was ranked among the top networks in the world, and FCB was also named North American Agency of the Year at the 2021 New York Festivals Awards.

MullenLowe was named the second-most Most Effective Agency at the recent U.S. Effie Awards, and MullenLowe Group was named the #2 Most Effective Network globally, in both cases punching well above its weight against larger competitors. During the quarter, the agency won the T.J. Maxx creative account. And just this week, Mediahub won three Adweek Media Plan of the Year Awards, as well as seeing its U.K. office win global media duties for Farfetch, which is a luxury fashion e-commerce brand.

R/GA launched what they’re calling a “direct to avatar” capability, and that’s going to create virtual stories for brands within metaverse platforms. And that really stakes out new territory in direct-to-consumer sales. On the growth front, R/GA added projects for digital-forward partners like Tonal, Slack, CVS and Roku. Huge also launched a new commerce offering which it calls the Experience Stack of the Future, and that’s a tool that consolidates various elements of SaaS into an integrated growth solution for brands. I think we’re also going to see the agency’s newly-appointed CEO further his plans to infuse data into Huge’s core offerings.

IPG DXTRA’s growth in the quarter was broad-based, and it benefited from the return of live events. Jack Morton won new client assignments with Amazon and Twitch and,

along with Octagon Sports & Entertainment, was listed among Event Marketer’s ranking of the Top 100 Event Agencies of 2021.

Audio social media app Clubhouse added Golin as its global lead agency. Weber was named a Supplier of the Year by GM, and security software company McAfee also named Weber Shandwick its global agency of record to help redefine the firm as a consumer brand. Lastly, Weber launched a Media Security Center in partnership with Blackbird.AI to address emerging information threats. And this is an offering that’s built to offer solutions to what business leaders say is a really leading reputational issue, which is the spread of misinformation and disinformation.

During the quarter we also saw continued positive momentum at our U.S. independent agencies. The Martin Agency won Hasbro’s Nerf brand of products. Carmichael Lynch was named the strategy and creative lead for H&R Block where they’ll take on responsibility for strategy, creative and social media, as well as public relations. And Deutsch LA added energy drink brand A_SHOC to its roster.

All in, we are in a positive position from a net-new-business standpoint for the year, and our new business pipeline continues to be active. As is typical at this time, we don’t have full visibility on project work as we head into the fourth quarter, which will include the crucial holiday shopping season.

Now, in line with the growth we are seeing across much of the portfolio, our companies are adding staff with the requisite contemporary skill sets, as well as expertise, though hiring has yet to fully keep pace with the very strong growth we’ve seen to-date this year. We have begun seeing travel restrictions lifted in certain key markets as infection rates decline. And we fully continue to use technology and practices developed during the pandemic to reduce travel and other carbon-intensive parts of our business where and as appropriate, but we believe that some of what we could call the standard costs of doing business will return in Q4 and in larger measure in 2022.

Earlier on the call, we shared with you our perspective on the full year and our updated expectation that we will deliver approximately 11% organic growth and adjusted EBITA margin of approximately 16.8% for the full year 2021. That view is predicated, as we indicated, on the assumption that there will continue to be a reasonably steady course of macro recovery.

We’re very proud to have delivered a very strong first nine months thus far this year, on top of the most challenging comps in the industry. Current performance, combined with the continued execution of our long-term strategy, should continue to be significant drivers for sustained value creation for all of our stakeholders.

We are committed to sound financial fundamentals, as well as continuing to grow our dividend, as we have consistently done, including through the pandemic. And returning to our share repurchase program also remains a priority as we turn our focus on planning for the upcoming year. We will of course keep you updated on our progress on that front.

We are confident as well that the investments in talent and capabilities that we continue to make position IPG well for the future. As Ellen said, this is an unprecedented time, but we have a highly relevant and differentiated set of offerings, underpinned by a sound financial foundation and a strong balance sheet.

As always, we want to thank our clients and our people: those are the key pillars of our success. And we want to thank you as well for your time this morning. So now, let’s open the call for your questions.

QUESTIONS AND ANSWERS
Operator:
Thank you. . . . Our first question is from Alexia Quadrani with J.P.Morgan. You may go ahead.
Alexia S. Quadrani, J.P.Morgan:
Hi. Thank you. Philippe, you gave some great color in terms of where you're really standing out at IPG in terms of seeing this outsize revenue growth, and obviously, the revenue growth has been sort of industry-leading for a while. When you look at the overall growth that you've been seeing at the company, how much of this sort of outperformance do you think is due to the fact that you have leaned into areas, and made investments in Acxiom, which clearly is an example you gave, made a difference in terms of winning incremental business? Or how much do you think, again, sort of high level, is you're just positioned very well for the recovery given your exposure to healthcare and such? Thank you.
Philippe Krakowsky, Chief Executive Officer:
No worries. Good morning, Alexia.
I think it's obviously difficult to tell you for fact what is behind some of the performance that our competitors are posting. And I also don't know that I would separate healthcare given that there was a moment in time when it was not the scale business that it is for us and that a lot of what drives success in that business is analogous to what we've been doing across the portfolio. Which is to say, can you help clients with a broader range of problems, can you give them more accountability and more clarity around when they're making investments or when they're putting a message out into the marketplace, who it is that you're trying to reach and how precisely it is that you're trying to impact that potential consumer or that audience?

So I think it's hard for me to pull it apart or to break it out for you. I mean, I think it's fair to say that we do consistently call out for you that, whether it's media, data and technology, whether it is the healthcare space, our digital agencies: those are all clearly areas of strength for us and drivers of that multiyear now, if you look at it with the compounded change. We're clearly feeling like we are leaning into where there's demand and where there's opportunity in the space.

The other thing that I think makes it difficult to answer the question is that we think of it as an integrated whole. And so obviously, you can make the case to a client and you can prove the case to a client far more effectively if you've got a solution that encompasses as much of the ecosystem as possible, so that you're able to help them at every level in the funnel, at every level in the process, whether you're using that data to come up with the insights that will then inform the messaging or the plans that inform the distribution of that message or then picking up on those signals, pulling them back in and having them continue to sort of feed that loop. So I think to our mind, clearly, the performance is indicative of the fact that some of the decisions we've made going back now, strategically, were the right ones.

But it's still very much work in progress, and to my mind, there's a lot of opportunity ahead. But I think we could do better in both pulling that together and continuing to demonstrate that it works. But I can't tell you — I can only tell you that in our world, that's what we're seeing get traction.

Ms. Quadrani:
Put a different way, do you think your sort of elevated growth rate that you've been seeing to a certain degree is sustainable? Maybe not to this level, given where you are in recovery, but do you envision that it's possible that IPG has an elevated growth rate, organic growth, versus what it did pre-pandemic given all the changes in your positioning? And maybe that's a better way to ask the question.

Mr. Krakowsky:
That's a very fair question, and it's a very fair question as well. I think that to our mind the industry is clearly undergoing transformation. There’s an evolution that's taking place here. It's probably challenging to tell you, again, given how much upheaval there's been both last year and this year, when or at what level that will be established, but that's clearly the aspiration.

Whether it's by doing what we've done, which is to build out these incremental capabilities to combine them in a way where you've got the marketing services component and then the data and technology component, which inform one another. And then, ultimately, as you also know, we're thinking that this approach should open new revenue streams and new commercial models to us, which again, we believe, would go to the point that you're asking. So that's definitely where we're looking to get to.

Ms. Quadrani:
And then maybe just a quick follow-up for Ellen on profitability. Any high-level comments you can give us in terms of how we should think about next year? I know you've mentioned that the costs haven't kept up with the revenue growth, so I assume that you could potentially see some contraction next year as things normalize. But any other sort of puts and takes we should be thinking about for profitability in '22?

Ellen Johnson, Executive Vice President, Chief Financial Officer:
Good morning, Alexia, and thank you for the question.
As far as the margin goes, I would — for 2022, as we typically do, we'll give you our view in February.

But I think it's really important to look at the fact that we have been able to expand our margins as well as we have to-date. And we believe that we have long-term margin expansion capability. I mean, I go back to 2019, pre-pandemic, and if you look at our margin then, it was about 14%. Last year, we — with our intention to emerge a stronger company — as everyone knows we did a restructuring and committed to $160 million of savings, or about 180, 190 basis points of 2019 revenue. We're seeing that savings, which makes us feel really good. Also, I'd point to, we've had a consistent algorithm of being able to convert revenue growth to profitability, and we expect that will continue.

As you point out, this year, and as I mentioned in my remarks, hiring is lagging revenue growth. And that's not unusual in a period of time like this. But also our temp help as a result is running high. And because of our very strong performance and targets that we set in the very beginning of the year, incentive comp is also running at very high levels, which will reset at the end of this year and the beginning of next year.

So despite whether or not we have a difficult comp in the short term in '22, we fully believe we have more room to expand our margins going forward in the long term.

Mr. Krakowsky:
And Alexia, I would just add one thing, which is, I think we closed, if I recall correctly, our last call on a question that was actually pretty much on this very topic. So I think I'd say we're pleased that we're making it necessary for the question to be asked again. And as Ellen says, I think we're comfortable that we see continued upside margin opportunity for the business going forward on a multi-year basis.

Ms. Quadrani:
Thank you, both.

Operator:
Thank you. The next question is from John Janedis with Wolfe Research. You may go ahead.
John Janedis, Wolfe Research:
Thank you. Good morning. And just one for you. Can you just talk about the competitive dynamics you're seeing in the marketplace? Coming out of the pandemic, are you seeing any changes in go-to-market strategies at either your traditional or nontraditional competitors? Or any change in client behaviors as well?
Philippe Krakowsky, Chief Executive Officer:
Well, it's a very broad question. I mean I think that the kinds of questions and issues that need to be solved if you're running a business today, and you are looking to achieve whatever your goals are, imply that you're looking for partners that can help you address kind of a range of things that are sort of digital-economy related.
So whether that is your own business transformation, whether that is your data strategy at the enterprise level, and then, ultimately how you're going to take increasingly your own first-party data and put it to use so that you are either, I think, increasingly being more effective with your investment, but also more efficient. And then, lastly, how you show up and how you go kind of direct to the consumer, and therefore, e-commerce very, very broadly construed. Because I think that so much of what's happening now — and e-com is happening on owned platforms and channels that companies and marketers own — it’s clearly going to be happening in areas that go sort of from the ad tech world, where we've generally or largely been focused as an industry for a number of years, to martech. But it will, whether it's in the app world in the gaming world, etcetera. So I think that it's both a fairly broad playing field, you've got some maybe smaller entities with deep specialization in some of those areas. It's interesting from where we sit, because we think it creates a broader kind of addressable marketplace.

And if you look at our immediate competitive set, I think they're clearly looking at and thinking about sitting where they are and with a portfolio they have, how do they approach these things. In terms of the bigger or the broader competitive set, you see some activity, but I think the headlines are ahead of the reality there.

And then I think you need to figure out ways to partner up, particularly in the data and the tech world, because I think that as everything changes there, there's going to need to be universal identifiers, there's going to need to be kind of ways to — in a privacy compliant way — engage with consumers and help again clients go to market. And so that will clearly imply being able to work with the folks who are solving for that, whether it's from a measurement point of view or from an activation point of view.

So I don't know that I'm seeing anything that we think is unexpected. I think probably, if anything, the pandemic has probably moved us forward faster along this track, but it's a direction or an avenue that we were heading down anyway.

Mr. Janedis:
Okay. Great. Thanks. So, maybe Ellen, a quick one for you: just going back to the permanent cost savings, how are you tracking relative to plan on the real estate from a timing and square footage perspective?
Ellen Johnson, Executive Vice President, Chief Financial Officer:
Good morning. We're tracking well. I think you see it coming through our numbers. I think you see the leverage that we're getting from, so we're absolutely on target and on plan with that. We have a lot of them already subleased and a few more to come, but we're feeling really good about it.

Mr. Janedis:
All right. Great. Thank you.

Mr. Krakowsky:
Thank you.

Operator:
Thank you. The next question is from Michael Nathanson with MoffettNathanson. You may go ahead.

Michael Nathanson, MoffettNathanson:
Good morning. Philippe, I have one for you and one for Ellen. In terms of anniversary of Acxiom, congratulations. (And I know some of us questioned the deal.) I wonder, when you look back on the three years, how did it do versus maybe what you expected? And looking forward, the business was mostly U.S.-based, I believe: are you seeing demand come from either new geographies or new client verticals that may be unexpected? That's one.

And then for Ellen: I guess the only thing I worry about broadly is just wage inflation and the lack of people to hire at this point. Are you concerned at all? We’ve not seen wage inflation in the U.S. in a while, and is that factored in at all to your thinking longer term about potentially some margin pressures down the road? Thanks.

Philippe Krakowsky, Chief Executive Officer:
All right. Am I going first? Okay. I think we're pleased with the way that the three years have gone. I think that the integration went exceptionally well, and that was clearly a focus of ours, and particularly important when you consider that what Acxiom brought to us was a level of credibility and trust when it comes to sizable marketing and client organizations, saying, okay, as a holder of our first party data, you can do that in a way that we know is scaled, is secure, etcetera. So I think that, that was clearly an important area of focus.

I think that you then heard from us, and we have leaned into ensuring, that the connectivity there with media, which was the most obvious adjacency in the place where we had been building. Whether it was our own stack pre-Acxiom, with Acxiom as a foundational piece of it, or whether it was the activation piece Cadreon, which is now Matterkind, addressable across all channels.

But now we're definitely seeing Acxiom pretty consistently across the board. We are focused on what we can do there in the healthcare space. We think there's a lot of opportunity there. We definitely have it baked into, as we've called out, anything that involves a scale opportunity that is complex or multi-agency with a client, a lot of —
anything that's a top 20 IPG client.

I think if anything, the thing that's been holding us back is likely that during the pandemic, virtual has I think been a bit of a brake on — not specific or only in this space, but I think that innovation internally is harder to do when people are not together.

And so it's definitely the case that I think that whatever the next-generation product-wise is, or the ways in which we can be even tighter and quicker on the integration, is a place that I think we'll be focused on.

But I think it'll unlock in large part because our teams are going to be able to be together. We had a product road map off-site with the Acxiom/Kinesso leadership for a day and a half, and that was much more productive — it was about a month and a half ago — than it would have been otherwise.

So I think, all in, plenty to do, and still lots of upside. But I think that we're pleased with where we are on that.

Ellen Johnson, Executive Vice President, Chief Financial Officer:
Okay. As far as inflation, we're not seeing materially higher broad-based inflation in our numbers to-date. But we're seeing what everyone else is seeing. The talent market clearly has become more competitive, and attrition is higher post the pandemic. We went through a period of time where no one left. So you're seeing I think a two-year attrition rate this year. And as a result, specifically because we're growing so fast, our hiring has not kept up.
So what we're focused on is really innovating our recruitment techniques. We're doing all kinds of different things on that front, including talent referral bonuses, looking for different places for our workforce, including bringing working moms maybe back into the workforce. We're also trying to create opportunities for our people by creating promotion opportunities.

And it's not all about the compensation, although we do pay people competitively. It's also really about the quality of the work environment that you provide, training and development, your values that you stand for as a company, including DE&I and ESG. So we're really focused on all of those things.

One other thing I would point out is that our company, typically, or our industry, benefits from a higher level of economic activity. So that could actually turn out to be a positive from a revenue perspective.

And I think it's also important to note that we are investing in some of these more innovative ways of solving higher order problems for our clients. So whether it's digital transformation or getting, as Philippe said, direct-to-consumer, e-commerce, we think all those things will do well in this environment as well.

Mr. Krakowsky:
Yes, outcome-based marketing would clearly be something that would call to clients if we get to a point where they're thinking hard about where and how to invest.

Mr. Nathanson:
Thank you, guys.

Mr. Krakowsky:
Thank you.

Operator:
Thank you. The next question is from Julien Roch with Barclays. You may go ahead.

Julien Roch, Barclays:
Yes. Good morning, Philippe. Good morning, Ellen. Congratulation on the results. My first question is on the full-year guidance and the two-year stack. So if I look at your full-year guidance where you're guiding to 11% for the full year versus 2020, that is 8% in Q4. So that means that on a two-year stack, you would grow from 11% growth in Q3 to a 3% growth in Q4, which is an 8-point slowdown. If you look at Omnicom guidance, their guidance leads them to go from minus 2% to minus 5%, a 3-point slowdown. And Publicis guidance leads them to go from plus 5% to plus 2%, a 3-point slowdown, again, all against 2019. So you, 8-point slowdown; Omnicom and Publicis 3-point slowdown. Why are you the most conservative when you are the best-in-class? Should you slow less than them is my first question.
Philippe Krakowsky, Chief Executive Officer:
That is a big question. I think it's an interesting question, but I think that we don't look at the year on a quarter-to-quarter basis. So I would ask that you then let me give some broader context in answering it, right?
I think that the variability that we see in the business on a quarter-to-quarter basis reflects the fact that client activity has to do with their needs and their competitive situation, and then also with a macro. And so we've always framed up our expectations and we managed the business in terms of the full year. So if I look at the full year, with organic growth as we've said in the range of 11%, on top of what are definitely the most challenging comps in the sector, that's a very strong result. And if I look at a two-year compound stack, if that 11% comes in, that still has us at just under 6% when, without us in the mix, the industry is probably flat. I think if you get under that quarterly number and you think about the fluctuations, I think the point that you raised feels to me like it's about timing from where I sit.

And so Q4 last year, timing clearly favors Q4, whether that's — obscured somewhat by the recessionary environment that we were navigating at that point. So you had pullbacks early in the pandemic, then our clients get their bearings. They figure out how to go virtual, they lean into a lot of what we've been talking about, digital e-com. And so there is pent-up demand that clearly benefited Q4 from where we were sitting. We saw in digital media spend, very strong spend in the retail category, there was a lot of COVID-related government communications work, which thankfully is going to hopefully be a little less necessary now.

And this year we've seen this marked acceleration in Q2 and Q3. And I think that reflects at the macro level the progress that's been made broadly on public health and the fact that economic activity is up, but also the acceleration of the digital behaviors, which IPG has been anticipating for many years with strategic actions, and so those two quarters have been very, very strong.

And so going into Q4, I'd say to you that what we're seeing is, tone of the business is solid, we're net new business positive. But Delta has definitely created some uncertainty at the macro level. The pent-up demand that was a plus in Q4, isn't necessarily there. And so that's where as I said to you, we look at the year, we feel very comfortable with the year. We look at the two-year stack, we think that is very strong as well.

And so to my mind, I don't see it — I don't read it the way that you do. I think that when you then, when we have a discussion about what '22 looks like, then we have the question that you put out there.

Mr. Roch:
No, I — thank you for that. I understand your answer, but at the same time, both Omnicom and Publicis must feel the same thing as you in terms of the phasing and clients going back early, and Q2 and Q3 being strong. It's just that you have a far bigger slowdown than they're accounting for. But fair enough.
Mr. Krakowsky:
We also have stronger Q2, Q3 and stronger comps in the prior year.
Mr. Roch:
No, sure. And then the next one, because I know we're running out of time, is on margin. So you went from initial 15.5% to 16% to now 16.8%. So what is the best margin you could do this year if organic is better than expected in Q4? So for instance, if Omnicom and Publicis are right and you're wrong, and so the slowdown is 3 points not 8 points, and instead of doing 8% in Q4, you do 13%, what's the maximum margin we can dream about this year? Can we — 17% for sure, but 17.5%? I mean what's the best outcome?

Mr. Krakowsky:
We're giving you our best line of sight into where the business is today and how we think we're going to finish the year. If what you just suggest is conceivable then I think you will see further margin upside. But I don't know that it's constructive to sort of speculate on what that could be.

And again to Alexia's question at the outset, we feel good about our long-term margin expansion case, and we've proven it, and we think it will prove out. But I don't know that I can speculate on that one. I don't know that it — as I said, I don't see it as constructive.

Mr. Roch:
Okay. Fair enough. Well, thank you very much for your answers and looking forward to you beating guidance when you report Q4.
Mr. Krakowsky:
Thanks for the question.

Operator:
Thank you. And that was our last question. I’ll now turn it back to Philippe for any final thoughts.

Philippe Krakowsky, Chief Executive Officer:
Thanks, Sue. Well, again, just we appreciate the time and the interest and the continued support and we will get back to work and focus on the fourth quarter. Thank you, and I hope everybody is staying safe and well.

Operator:
Thank you. This does conclude today’s conference. You may disconnect at this time.
*    *    *    *    *

Cautionary Statement
This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under Item 1A, Risk Factors, and our other filings with the Securities and Exchange Commission (the “SEC”). Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:
•the effects of a challenging economy on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;
•the impacts of the COVID-19 pandemic and the measures to contain its spread, including social distancing efforts and restrictions on businesses, social activities and travel, any failure to realize anticipated benefits from the rollout of COVID-19 vaccination campaigns and the resulting impact on the economy, our clients and demand for our services, which may precipitate or exacerbate other risks and uncertainties;
•our ability to attract new clients and retain existing clients;
•our ability to retain and attract key employees;
•risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;
•potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;
•risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates;
•developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world, including laws and regulations related to data protection and consumer privacy; and
•failure to fully realize the anticipated benefits of our 2020 restructuring actions and other cost-saving initiatives.
Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under Item 1A, Risk Factors, and our other SEC filings.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Three Months Ended September 30, 2021
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges[1]	Net Losses on Sales of Businesses[2]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[3]	$351.5	$(21.5)	$3.5		$369.5

Total (Expenses) and Other Income[4]	(33.2)			$1.7	(34.9)
Income Before Income Taxes	318.3	(21.5)	3.5	1.7	334.6
Provision for Income Taxes	73.9	4.2	0.0	0.0	78.1
Equity in Net Income of Unconsolidated Affiliates	0.2				0.2
Net Income Attributable to Non-controlling Interests	(4.7)				(4.7)
Net Income Available to IPG Common Stockholders	$239.9	$(17.3)	$3.5	$1.7	$252.0

Weighted-Average Number of Common Shares Outstanding - Basic	393.5				393.5
Dilutive effect of stock options and restricted shares	6.3				6.3
Weighted-Average Number of Common Shares Outstanding - Diluted	399.8				399.8

Earnings per Share Available to IPG Common Stockholders[5]:
Basic	$0.61	$(0.04)	$0.01	$0.00	$0.64
Diluted	$0.60	$(0.04)	$0.01	$0.00	$0.63

[1] Restructuring charges of $(3.5) million in the third quarter of 2021 were related to adjustments to our restructuring actions taken in 2020, which were designed to reduce our operating expenses structurally and permanently relative to revenue and to accelerate the transformation of our business.

[2] Primarily includes a non-cash gain in the third quarter of 2021 related to the deconsolidation of a previously consolidated subsidiary in which we maintain an equity interest, partially offset by losses on complete dispositions of businesses and the classification of certain assets as held for sale.

[3] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 24.
[4] Consists of non-operating expenses including interest expense, net and other expense, net.
[5] Earnings per share may not add due to rounding.
Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Nine Months Ended September 30, 2021
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges[1]	Net Losses on Sales of Businesses[2]	Loss on Early Extinguishment of Debt[3]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[4]	$978.9	$(64.7)	$2.4			$1,041.2

Total (Expenses) and Other Income[5]	(190.1)			$(12.5)	$(74.0)	(103.6)
Income Before Income Taxes	788.8	(64.7)	2.4	(12.5)	(74.0)	937.6
Provision for Income Taxes	184.4	12.6	0.3	1.7	18.5	217.5
Equity in Net Income of Unconsolidated Affiliates	0.4					0.4
Net Income Attributable to Non-controlling Interests	(9.9)					(9.9)
Net Income Available to IPG Common Stockholders	$594.9	$(52.1)	$2.7	$(10.8)	$(55.5)	$710.6

Weighted-Average Number of Common Shares Outstanding - Basic	392.8					392.8
Dilutive effect of stock options and restricted shares	5.5					5.5
Weighted-Average Number of Common Shares Outstanding - Diluted	398.3					398.3

Earnings per Share Available to IPG Common Stockholders[6]:
Basic	$1.51	$(0.13)	$0.01	$(0.03)	$(0.14)	$1.81
Diluted	$1.49	$(0.13)	$0.01	$(0.03)	$(0.14)	$1.78

[1] Restructuring charges of $(2.4) million in the first nine months of 2021 were related to adjustments to our restructuring actions taken in 2020, which were designed to reduce our operating expenses structurally and permanently relative to revenue and to accelerate the transformation of our business.

[2] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale, partially offset by a non-cash gain in the third quarter of 2021 related to the deconsolidation of a previously consolidated subsidiary in which we maintain an equity interest.

[3] Consists of a loss incurred in the first quarter of 2021 related to the early extinguishment of our 4.000% unsecured senior notes due 2022, 3.750% unsecured senior notes due 2023 and half of our 4.200% unsecured senior notes due 2024.

[4] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 24.
[5] Consists of non-operating expenses including interest expense, net and other expense, net.
[6] Earnings per share may not add due to rounding.
Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS (Amounts in Millions) (UNAUDITED)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Net Revenue	$2,261.7	$1,954.6	$6,559.0	$5,780.1

Non-GAAP Reconciliation:
Net Income Available to IPG Common Stockholders	$239.9	$279.7	$594.9	$238.8

Add Back:
Provision for (Benefit of) Income Taxes	73.9	(86.3)	184.4	(50.1)
Subtract:
Total (Expenses) and Other Income	(33.2)	(56.0)	(190.1)	(177.3)
Equity in Net Income (Loss) of Unconsolidated Affiliates	0.2	(0.4)	0.4	(0.6)
Net (Income) Loss Attributable to Non-controlling Interests	(4.7)	1.2	(9.9)	1.6
Operating Income	351.5	248.6	978.9	365.0

Add Back:
Amortization of Acquired Intangibles	21.5	21.3	64.7	64.4

Adjusted EBITA	$373.0	$269.9	$1,043.6	$429.4
Adjusted EBITA Margin on Net Revenue %	16.5%	13.8%	15.9%	7.4%

Restructuring Charges[1]	(3.5)	47.3	(2.4)	159.9

Adjusted EBITA before Restructuring Charges	$369.5	$317.2	$1,041.2	$589.3
Adjusted EBITA before Restructuring Charges Margin on Net Revenue %	16.3%	16.2%	15.9%	10.2%

[1] Restructuring charges of $(3.5) million and $(2.4) million in the third quarter and first nine months of 2021, respectively, were related to adjustments to our restructuring actions taken in 2020, which were designed to reduce our operating expenses structurally and permanently relative to revenue and to accelerate the transformation of our business.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Three Months Ended September 30, 2020
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges	Net Losses on Sales of Businesses[1]	Net Impact of Discrete Tax Items[2]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[3]	$248.6	$(21.3)	$(47.3)			$317.2

Total (Expenses) and Other Income[4]	(56.0)			$(8.6)		(47.4)
Income Before Income Taxes	192.6	(21.3)	(47.3)	(8.6)		269.8
(Benefit of) Provision for Income Taxes	(86.3)	4.3	10.8	2.1	$132.6	63.5
Equity in Net Loss of Unconsolidated Affiliates	(0.4)					(0.4)
Net Loss Attributable to Non-controlling Interests	1.2					1.2
Net Income Available to IPG Common Stockholders	$279.7	$(17.0)	$(36.5)	$(6.5)	$132.6	$207.1

Weighted-Average Number of Common Shares Outstanding - Basic	389.6					389.6
Dilutive effect of stock options and restricted shares	4.3					4.3
Weighted-Average Number of Common Shares Outstanding - Diluted	393.9					393.9

Earnings per Share Available to IPG Common Stockholders[5]:
Basic	$0.72	$(0.04)	$(0.09)	$(0.02)	$0.34	$0.53
Diluted	$0.71	$(0.04)	$(0.09)	$(0.02)	$0.34	$0.53

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.
[2] Includes a tax benefit of $136.2 related to the finalization and settlement of the U.S. Federal income tax audit for years 2006 through 2016 partially offset by $3.6 of tax expense related to the estimated costs associated with our change in our APB 23 assertion for certain foreign subsidiaries.

[3] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 24.
[4] Consists of non-operating expenses including interest expense, net and other expense, net.
[5] Earnings per share may not add due to rounding.
Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Nine Months Ended September 30, 2020
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges	Net Losses on Sales of Businesses[1]	Net Impact of Discrete Tax Items[2]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[3]	$365.0	$(64.4)	$(159.9)			$589.3

Total (Expenses) and Other Income[4]	(177.3)			$(51.8)		(125.5)
Income Before Income Taxes	187.7	(64.4)	(159.9)	(51.8)		463.8
(Benefit of) Provision for Income Taxes	(50.1)	12.7	36.2	3.0	$122.6	124.4
Equity in Net Loss of Unconsolidated Affiliates	(0.6)					(0.6)
Net Loss Attributable to Non-controlling Interests	1.6					1.6
Net Income Available to IPG Common Stockholders	$238.8	$(51.7)	$(123.7)	$(48.8)	$122.6	$340.4

Weighted-Average Number of Common Shares Outstanding - Basic	388.9					388.9
Dilutive effect of stock options and restricted shares	3.7					3.7
Weighted-Average Number of Common Shares Outstanding - Diluted	392.6					392.6

Earnings per Share Available to IPG Common Stockholders[5]:
Basic	$0.61	$(0.13)	$(0.32)	$(0.13)	$0.32	$0.88
Diluted	$0.61	$(0.13)	$(0.32)	$(0.12)	$0.31	$0.87

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.
[2] Includes a tax benefit of $136.2 related to the finalization and settlement of the U.S. Federal income tax audit for years 2006 through 2016 partially offset by $13.6 of tax expense related to the estimated costs associated with our change in our APB 23 assertion for certain foreign subsidiaries.

[3] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 24.
[4] Consists of non-operating expenses including interest expense, net and other expense, net.
[5] Earnings per share may not add due to rounding.
Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.